Galenfeha
SIMPLICITY FROM TECHNOLOGY
420 Throckmorton Street
Suite 200
Ft. Worth, Texas 76102
1-800-280-2404

Galenfeha, Inc. Definitive Agreement to Purchase Fleaux Solutions, LLC

January 29, 2018

Fleaux Solutions, LLC
Ray Moore – President
8810 St Vincent Ave.
Shreveport LA 71106
Phone: (318) 216-3209
Fax: (318) 216-3854

Gentlemen:

This Agreement outlines the material terms of Galenfeha, Inc.'s definitive agreement to acquire Fleaux Solutions, LLC, per our previous discussions, and sets forth the terms and conditions of the purchase of 100% ownership interest of the Seller by the Purchaser (the "Interest").

This Agreement, once executed by the participating parties, together, will become effective immediately and is precedent to both parties' obligations hereunder.

The purchase price ("Purchase Price") shall be $1 and be distributed to the controlling investors, which releases the Seller from all debt under the controlling investor's entitlement. The acquisition of the Seller by the Purchaser will include all debt, tangible and intangible assets, equipment, contract rights, and intellectual property used in the business, and all future business resulting from previous and/or ongoing negotiations by the Seller.

The anticipated Closing Date of this transaction shall be as soon as reasonable possible and is anticipated to occur no later than 45 days after due diligence is completed .

The Purchaser and the Seller represent to each other that each of them have the requisite authority to make and accept this proposal. At Closing, each shall confirm to the other that it has all requisite authority to consummate the transaction herein contemplated.

Unless otherwise required by law or the rules of any securities authority which may be applicable, Purchaser shall not, without the prior written approval of Seller, disclose to any third party any information or materials provided to Purchaser by Seller or Seller's agents in connection with the Property or this Agreement, provided that such disclosure may be made by Purchaser to its officers, directors, partners, attorneys, employees, agents or representatives as necessary to perform its obligations under this Agreement.

Galenfeha, Inc.

James Ketner
President/CEO

Fleaux Solutions, LLC

Ray Moore

Ryan Marlowe

Trey Moore